Exhibit 99.1

PRESS RELEASE
GMH Communities Trust
10 Campus Boulevard
Newtown Square, PA 19073

FOR IMMEDIATE RELEASE

GMH Communities Trust Announces 2007 First Quarter Results

Enters into $100 Million Credit Facility to Replace Wachovia Credit Line

NEWTOWN SQUARE, PA, May 7, 2007— GMH Communities Trust (NYSE: GCT), one of the leading providers of housing, lifestyle and community solutions for college students and members of the U.S. military and their families, today reported results for the three months ended March 31, 2007.

Results of Operations

For the three months ended March 31, 2007, the Company reported net income of approximately $129,000, or $0.00 per diluted share, as compared to net income of approximately $1.1 million, or $0.03 per diluted share for the same period last year. Funds from operations (FFO) for the first quarter of 2007 were approximately $12.7 million, or $0.17 per diluted share, compared to approximately $12.2 million, or $0.17 per diluted share, for the first quarter of 2006. Net income and FFO for the first quarter of 2007 were negatively impacted by the amortization of approximately $1.1 million of deferred financing costs, representing $0.01 per diluted share, relating to the Company’s line of credit with Wachovia Bank, National Association. Net income and FFO for the first quarter of 2006 were negatively impacted by Audit Committee special investigation expenses totaling approximately $2.6 million, or $0.04 per diluted share. The Company reported, however, that net income for the three months ended March 31, 2007, as adjusted for interest, depreciation and amortization and Audit Committee special investigation costs, increased 20.7% to $29.4 million when compared to the same prior year period.

The Company also reported a net loss from continuing operations for the three months ended March 31, 2007 of approximately $433,000, or ($0.01) per diluted share, on total revenue of approximately $79.8 million, compared with net income from continuing operations of approximately $702,000, or $0.02 per diluted share, on total revenue of approximately $62.2 million, for the same period last year. Net income from discontinued operations for the three months ended March 31, 2007 was approximately $562,000, or $0.01 per diluted share, compared to net income from discontinued operations of approximately $438,000, or $0.01 per diluted share, for the same period last year. Discontinued operations represent the Company’s six student housing properties currently being held for sale to unrelated third parties as part of its strategic initiatives (see “Update on Strategic Initiatives” below).

The Company had 73,128,701 weighted-average diluted common shares and units of limited partnership interest outstanding for the first quarter of 2007.

A reconciliation of FFO to net income (loss) and FFO per diluted share to earnings (loss) per diluted share, the most directly comparable GAAP measures, as well as adjusted net income for interest, depreciation and amortization and Audit Committee special investigation costs, are included in a schedule accompanying this press release.

Update on Strategic Initiatives

The Company continued to implement certain key initiatives designed to improve the operating performance within its student housing segment, strengthen its balance sheet and increase core asset value. In connection with this strategy, the Company completed the refinancing of four student housing properties in February 2007, for a total of $90.0 million in new 10-year mortgage debt at a fixed interest rate of 5.6%. The Company used the net proceeds from this refinancing to repay $73.6 million in outstanding borrowings under the Wachovia line of credit.

In addition, the Company entered into a joint venture with Fidelity Real Estate Group in April 2007. Five properties have already been placed into the joint venture and the sixth property is expected to be transferred into the joint venture in the second quarter of 2007, upon the lender’s approval of the joint venture’s assumption of existing mortgage indebtedness related to that property. The Company received net proceeds from the joint venture totaling approximately $56.1 million from the initial closing on the five properties and used these proceeds to repay an equal amount of indebtedness outstanding under the Wachovia line of credit. The Company will continue to manage the six properties for the joint venture and receive a standard 4% management fee.

The Company has also executed agreements to sell six student housing properties, which sales are expected to close during the second quarter of 2007. The net proceeds from these sale transactions will be used for general working capital purposes and to pay down outstanding debt owed under our new facility with Merrill Lynch, which is discussed in more detail below.

Student Housing Summary

For the three months ended March 31, 2007, the Company reported a net loss from continuing operations relating to its student housing properties of approximately $1.0 million, based on total revenue of approximately $51.5 million, compared with net income from continuing operations of approximately $2.1 million based on total revenue of approximately $39.7 million for the same period last year. The Company reported net income from discontinued operations for its student housing properties segment of approximately $789,000, compared with net income from discontinued operations of approximately $616,000 for the first quarter of 2006.

During the three months ended March 31, 2007 and March 31, 2006, there were 49 properties that the Company owned during both periods included in the Company’s student housing portfolio from continuing operations. These properties are referred to as “same store properties” for the respective periods. Revenues for the same store properties totaled approximately $37.5 million in 2007, as compared to $37.6 million for the same period in 2006. Revenues for the three months of 2007 were adversely affected by eight of these same store properties, which we refer to as “focus properties,” that did not achieve economic occupancy levels we had targeted upon commencement of the 2006-2007 academic year. Same store revenues, excluding the eight focus properties, increased approximately $1.5 million, or 4.9% in 2007, compared with the same period in 2006.

Military Housing Summary

As of March 31, 2007, the Company earned fees for providing development, construction, renovation and management services on ten military housing projects, encompassing 25 military bases with an aggregate of 20,364 end-state housing units. For the three months ended March 31, 2007, net income relating to the military housing segment was approximately $6.1 million, based on total revenue of approximately $25.9 million, compared with net income of approximately $5.3 million, based on total revenue of approximately $19.9 million, for the same period last year.

In February 2007, the military housing division closed on its AETC Group I project with the Air Force, covering four bases and 2,875 end-state housing units. This project represents the Company’s first military housing project with the Air Force. The Company also announced in February that it had been selected by the Navy to enter into exclusive negotiations for the design, construction, management and maintenance of military family housing at 11 Naval bases covering approximately 5,500 end-state housing units. In March 2007, the military housing division was selected to enter into exclusive negotiations for a family housing privatization project at the U.S. Military Academy at West Point, which is expected to cover 628 end-state housing units.

$100 Million Credit Facility with Merrill Lynch

On May 7, 2007, the Company and Merrill Lynch, Pierce, Fenner and Smith Incorporated entered into a credit facility, structured through a Note Purchase Agreement (Facility), which allows the Company, over the next three years, to borrow on a revolving basis up to a maximum outstanding at any time of $100 million, represented by notes issued through private placements in accordance with Rule 144A. The Company has the ability to increase the capacity under the Facility to $125 million, provided that certain conditions are met. The Company initially borrowed $90.7 million under this Facility to repay all of the remaining principal and interest, and to terminate, the Company’s line of credit with Wachovia Bank along with transaction costs associated with the Facility. The Company expects to use the proceeds from its pending sales of student housing properties and the closing on the remaining property under the Fidelity joint venture to repay outstanding borrowings under the Facility. These transactions are anticipated to close in the second quarter of 2007.

Under the Facility, amounts may be drawn at an annual interest rate of LIBOR plus 1.75%, and will require monthly payment of interest only. The Company may redeem outstanding borrowings through the redemption of outstanding notes at any time, without redemption premium or penalty, during the three-year term.

Unlike the previous Wachovia line of credit, which encumbered both the student and military housing businesses, the notes issued under the Merrill Lynch Facility are secured solely by the fees and preferred equity returns that the Company receives in connection with its military housing privatization projects currently in operation, as well as those associated with the projects currently under exclusive negotiation.

Comments from Management

“We are pleased with the progress made to date in implementing our financial and operational strategies designed to improve our operating performance and core asset value,” Gary M. Holloway, Sr., the Company’s Chairman, Chief Executive Officer and President, commented. “Looking at our student housing portfolio, we are aggressively leasing for the 2007/2008 academic year and as of May 7, 2007 we were approximately 68% pre-leased, compared to 65% at the same time last year. We are also extremely pleased with the continued strong performance of our military housing division and with the successes we have achieved to date in 2007.”

Update on 2007 Earnings Guidance

Although the Company has made substantial progress toward implementing its strategic initiatives, management has determined that it will not provide 2007 earnings guidance at this time. Mr. Holloway commented, “Our first priority is to remain focused on improving core asset value and finalizing our pending sale transactions. Once we complete this initiative, we will be in a better position to provide guidance for 2007. We believe, however, that our current quarterly dividend of $0.165 is sustainable.”

Webcast and Conference Call Details

Management will conduct a conference call and live webcast at 10:00 a.m. Eastern Time on Tuesday, May 8, 2007 to review the Company’s first quarter 2007 results.

The conference call dial in number is 303-262-2143. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investor Relations section of the Company’s website at www.gmhcommunities.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast. A replay of the webcast will also be available at the Company’s website for 30 days following the call.

Supplemental Information

The Company will produce a supplemental information package that provides details regarding its operating performance, investing activities and overall financial position for the three months ending March 31, 2007. A copy of this supplemental information package will be available on the Company’s website at www.gmhcommunities.com under the Investor Relations section.

Non-GAAP Financial Measures

This press release contains non-GAAP (“Generally Accepted Accounting Principles”) information that is generally provided by most publicly traded REITs and that we believe may be of interest to the investment community. Reconciliations of all non-GAAP financial measures to GAAP financial measures are included in a schedule accompanying this press release.

About GMH Communities Trust

GMH Communities Trust (www.gmhcommunities.com) is a publicly-traded Maryland real estate investment trust (REIT). We are a self-advised, self- managed, specialty housing company focused on providing housing to college and university students residing off-campus and to members of the U.S. military and their families residing on or near bases throughout the United States. GMH Communities also provides property management services to third- party owners of student housing properties, including colleges, universities, and other private owners. The Company, based in Newtown Square, PA, employs more than 2,150 people throughout the United States.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are based on our current expectations, estimates and projections about future events and financial trends affecting us are “forward-looking statements.” Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate” or other comparable terminology, and include statements such as our discussion relating to the expected timing or our ability to fully execute upon our strategic initiatives for 2007, including the timing of completion of pending student housing property sales and the placement of the final property into our joint venture with Fidelity Real Estate Group; our ability to implement improvements in our student housing operations; and statements regarding future dividend distributions. These statements are inherently subject to risks and uncertainties, including the risks relating to our business presented in our filings with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information contact:

The Company	Gregory FCA	Financial Relations Board
Kathleen M. Grim	Greg Matusky	Joe Calabrese
610.355.8206	610.642.8253	212.827.3772
kgrim@gmh-inc.com	(General Media Contact)	(Analyst Info)

*******Financial Tables Follow *******
See Supplemental Information Package for Additional Financial Information

GMH COMMUNITIES TRUST

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)	(audited)
ASSETS
Real estate investments:
Student housing properties	$1,432,421	$1,659,422
Accumulated depreciation	(66,040)	(66,855)
	1,366,381	1,592,567
Corporate assets:
Corporate assets	9,560	9,427
Accumulated depreciation	(1,127)	(1,002)
	8,433	8,425

Cash and cash equivalents	16,354	22,539
Restricted cash	18,351	16,955
Accounts and other receivables:
Related party	13,825	17,131
Third party	3,464	2,762
Investments in military housing projects	51,458	37,987
Deferred contract costs	135	2,480
Deferred financing costs, net	4,230	5,103
Lease intangibles, net	1,343	2,468
Deposits	2,354	907
Assets held for sale	217,568	—
Other assets	5,506	4,666
Total assets	$1,709,402	$1,713,990

LIABILITIES AND BENEFICIARIES’ EQUITY
Notes payable	$962,723	$1,028,290
Line of credit	137,824	199,435
Accounts payable	2,416	3,213
Accrued expenses	26,920	27,257
Dividends and distributions payable	12,077	12,077
Liabilities related to assets held for sale	138,090	—
Other liabilities	25,833	28,446
Total liabilities	1,305,883	1,298,718
Minority interest	152,853	157,972

Beneficiaries’ equity:
Common shares	42	42
Additional paid-in capital	325,442	325,347
Cumulative earnings	1,453	1,324
Cumulative distributions	(76,271)	(69,413)
Total beneficiaries’ equity	250,666	257,300
Total liabilities and beneficiaries’ equity	$1,709,402	$1,713,990

GMH COMMUNITIES TRUST
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited, in thousands, except share and per share information)

	Three months ended	Three months ended
	March 31, 2007	March 31, 2006

REVENUE:
Rent and other property income	$51,464	$39,659
Expense reimbursements:
Related party	17,399	13,380
Third party	1,446	1,336
Management fees:
Related party	2,421	2,039
Third party	678	1,008
Other fee income- related party	6,138	4,680
Other income	228	89
Total revenue	79,774	62,191

OPERATING EXPENSES:
Property operating expenses	22,142	16,458
Reimbursed expenses	18,845	14,716
Real estate taxes	4,901	3,743
Administrative expenses	4,870	4,080
Audit Committee and Special Committee expenses	—	2,575
Depreciation and amortization	11,806	9,472
Interest	17,475	10,128
Total operating expenses	80,039	61,172

(Loss) income before equity in earnings of unconsolidated entities, income taxes and minority interest	(265)	1,019
Equity in earnings of unconsolidated entities	1,029	1,216
Income before income taxes and minority interest	764	2,235
Income tax expense	1,526	973
(Loss) income before minority interest	(762)	1,262
Minority interest attributable to continuing operations	(329)	560
Net (loss) income from continuing operations	(433)	702

Discontinued Operations:
Income from discontinued operations before minority interest	990	787
Minority Interest	428	349
Income from discontinued operations	562	438
Net income	$129	$1,140

PER SHARE INFORMATION:
Basic earnings per common share:
Continuing operations	$(0.01)	$0.02
Discontinued operations	0.01	0.01
	$0.00	$0.03

Basic weighted-average shares outstanding	41,494,521	39,672,998

Diluted earnings per common share:
Continuing operations	$(0.01)	$0.02
Discontinued operations	0.01	0.01
	$0.00	$0.03

Diluted weighted-average shares/units outstanding	73,128,701	73,979,690

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

Funds From Operations

Funds from operations, or FFO, is a widely recognized measure of REIT performance. Although FFO is not a generally accepted accounting principle, or GAAP, financial measure, we believe that information regarding FFO is helpful to shareholders and potential investors. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. NAREIT defines FFO as net income (loss) before minority interest of unitholders, excluding gains (losses) on sales of depreciable operating property and extraordinary items (computed in accordance with GAAP), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures. The GAAP measure that we believe to be most directly comparable to FFO, net income (loss), includes depreciation and amortization expenses, gains or losses on property sales and minority interest. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial tables included in the financial statements that we file with the Securities and Exchange Commission. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

Diluted funds from operations per share (“Diluted FFO per share”)

Diluted FFO per share is (1) FFO adjusted to add back any convertible preferred share dividends and any other changes in FFO that would result from the assumed conversion of securities that are convertible or exchangeable into common shares divided by (2) the sum of the (a) weighted average common shares outstanding during a period, (b) weighted average common units outstanding during a period and (c) weighted average number of potential additional common shares that would have been outstanding during a period if other securities that are convertible or exchangeable into common shares were converted or exchanged. However, the computation of Diluted FFO per share does not assume conversion of securities that are convertible into common shares if the conversion of those securities would increase Diluted FFO per share in a given period. The Company believes that Diluted FFO per share is useful to investors because it provides investors with a further context for evaluating its FFO results in the same manner that investors use earnings per share in evaluating net income available to common shareholders. In addition, since most equity REITs provide Diluted FFO per share information to the investment community, the Company believes Diluted FFO per share is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that diluted EPS is the most directly comparable GAAP measure to Diluted FFO per share. Diluted FFO per share, as it is based on FFO, has most of the same limitations as FFO (described above); management compensates for these limitations by using the measure simply as a supplemental measure that is weighed in the balance with other GAAP and non-GAAP measures.

The following table presents a reconciliation of FFO to net income (loss), and FFO per diluted share to diluted Earnings (loss) per share, for the three months ended March 31, 2007 and March 31, 2006 (in thousands, except for per share data):

	Three months ended	Three months ended
	March 31, 2007	March 31, 2006

FUNDS FROM OPERATIONS (FFO):
Net (loss) income	$129	$1,140

Add:
Minority interest attributable to continuing operations	(329)	560
Minority interest attributable to discontinued operations	428	349
Depreciation on real property	11,381	8,518
Amortization of lease intangibles	1,125	1,669
FFO	$12,735	$12,236

FFO per share/unit—basic	$0.17	$0.17
Weighted-average shares/units outstanding—basic	73,119,138	71,300,285

FFO per share/unit—fully diluted	$0.17	$0.17
Weighted-average shares/units outstanding—fully diluted	73,128,701	73,979,690

EPS—basic	$0.00	$0.03
Weighted-average shares outstanding—basic	41,494,521	39,672,998

EPS—fully diluted	$(0.00)	$0.02
Weighted-average shares outstanding—fully diluted	73,128,701	73,979,690

Adjusted Net Income

This press release includes references to net income as adjusted for interest, depreciation and amortization and Audit Committee special investigation costs. The following table presents a reconciliation of net income as adjusted to add back these items for the three months ended March 31, 2007 and March 31, 2006 (in thousands):

	Three months ended March 31,
	2007	2006
Net income	$129	$1,140
Add back:
Interest on line of credit	3,359	1,161
Interest on notes payable	14,116	8,967
Depreciation and amortization	11,806	9,472
Audit Committee special investigation costs	—	2,575

Adjusted net income	$29,410	$23,315